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                                                                 Exhibit 3.1.4

                           CERTIFICATE OF AMENDMENT
                                      TO
                         CERTIFICATE OF INCORPORATION
                               OF AUDIBLE, INC.


     AUDIBLE, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     FIRST:    By way of a Unanimous Written Consent of the Board of Directors,
dated June 16, 1999, the Board of Directors of the Corporation adopted resolutions pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth amendments to the Certificate of Incorporation of the Corporation (the "Certificate") and declaring said amendments to be advisable. The stockholders of the Corporation duly approved the proposed amendments in accordance with Section 242 of the General Corporation Law of the State of Delaware by written consent in lieu of a meeting, dated June ___, 1999, pursuant to and in accordance with Section 228 of the General Corporation Law of the State of Delaware. The resolutions setting forth the amendments are as follows:

          RESOLVED:  That Paragraphs B(4)(d)(i)(C) and (K) of Article FOURTH of
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the Certificate of Incorporation of the Corporation be and hereby is deleted in its entirety and replaced as follows:

     (C) "Employee Stock Options" shall mean (i) existing stock or options granted to employees, directors, or consultants of the Corporation pursuant to any stock award or option plan, agreement or arrangement for officers, directors, consultants, employees and others who render services to the Corporation (a "Plan"), to acquire up to a maximum of 28,250 shares of Common Stock (subject to any Adjustment), and (ii) stock or options to be granted to employees, directors or consultants of the Corporation pursuant to any Plan, including the 1999 Stock Incentive Plan.

     (K) "Common Stock Warrants" shall mean Warrants issued, or to be issued, to purchase (a) up to 450,000 shares of Common Stock issued to the original purchasers of the Corporation's Series C Preferred Stock, (b) up to 100,000 shares of Common Stock issued to Microsoft Corporation, (c) up to 10,000 shares of Common Stock issued to NPR, Inc. and (d) up to 900,000 shares of Common Stock issued to a service provider.

     SECOND: This amendment to Certificate of Incorporation shall be effective as of the date set forth below.
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     IN WITNESS WHEREOF, Audible, Inc. has caused this Certificate to be signed by Andrew J. Huffman, its President and Chief Executive Officer this 16th day of June, 1999.


                              AUDIBLE, INC.



                              By: /s/ Andrew J. Huffman
                                  ________________________________________
                                  Andrew J. Huffman
                                  President and Chief Executive Officer


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